SEVENTH AMENDMENT
dated as of May 10, 2022
to the
SERVICE AGREEMENT
dated as of November 28, 2007
among

Van Eck Securities Corporation (the “Distributor”), Principal Life Insurance Company and Principal National Life Insurance Company (collectively, the “Company”), and Principal Securities, Inc. (together with the Exhibits, as amended from time to time, the “Agreement”).

The Parties have previously entered into the Agreement and Have now agreed to amend the Agreement by the terms of this Seventh Amendment (the “Amendment”).

Accordingly, in consideration of their mutual agreements contained in this Amendment, the parties agree as follows:

1.    Amendment to Exhibit A to the Agreement

Exhibit A is hereby amended and restated in accordance with the Amended and Restated Exhibit attached hereto.

2.    Entire Agreement

Except as expressly modified hereby, all other term and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

PRINCIPAL LIFE INSURANCE COMPANY

By: /s/ Todd A. Jones
Name: Todd A. Jones
Title: Asst. Director Product Management

PRINCIPAL NATIONAL LIFE INSURANCE COMPANY

By: /s/ Todd A. Jones
Name: Todd A. Jones
Title: Asst. Director Product Management

PRINCIPAL SECURITIES, INC.
f/k/a PRINCOR FINANCIAL SERVICES CORPORATION

By: /s/ Clint Woods
Name: Clint L. Woods
Title: Vice President, Associate General Counsel,
and Secretary

VAN ECK SECURITIES CORPORATION

By: /s/ Laura Hamilton
Name: Laura Hamilton
Title: Assistant Vice President

Exhibit A
dated as of May 10, 2022
to the
SERVICE AGREEMENT
dated as of November 28, 2007

Fund Name	Service Fee (revenue Share)	12b1 fee
VanEck VIP Global Resources Fund Initial Class	25bps	none
VanECk VIP Global Resources Fund-S Class	15bps	25bps
VanECk VIP Global Gold Fund-S Class	15bps	25bps